CHINA VOIP & DIGITAL TELECOM, INC. SUBSIDIARY TO PROVIDE INFASTRUCTURE FOR CHINA TIE TONG’S  SHANDONG BRANCH TO LAUNCH REGIONAL CALL CENTERS

China Tie Tong’s Shandong Branch  to Utilize Jinan Yinquan Technology Co., Ltd.  Voice-over Internet Protocol Products for Trans-Regional Operations

HENDERSON, NV, February 7, 2007 – – –China Tie Tong’s Shandong Branch, has turned to Jinan Yinquan Technology Co., Ltd., a wholly owned subsidiary of China VoIP & Digital Telecom Inc. (OTCBB:CVDT) to help launch its entry into the trans-regional VoIP call center market.  According to China VoIP, China Tie Tong’s Shandong Branch will use Jinan’s proprietary Voice-over Internet Protocol (VoIP) products to equip the new ventures.

“The traditional method of setting up a call center telecom system is to utilize time-division multiplexing (TDM) which is a method of putting multiple data streams in a single signal,” said Li Kunwu, President and CEO of China VoIP & Digital Telecom Inc., “Unfortunately, this is restricted by transmission resources which can only be used in a local area.  Our VoIP call center solution will not only reduce costs but provide much greater function capacity.”

Kunwu said Jinan Yinquan’s VoIP call center solution combines the best practices of traditional call center and VoIP technology.

“The strong functions and advanced technology of our system enables businesses to lower to cost of establishing a call center while greatly increasing its working efficiency and enlarging the business scale for the enterprise,” said Kunwu.  “The fact that one of China’s leading telecom providers has selected our system to launch its call center initiative is further validation of the strength of our technology.”

Jinan Yinquan now services three provinces and 19 cities with Shandong Province its primary base of operations.  The Company recently announced it will expand to both Shanghai and Beijing and plans further expansion throughout China.

The Company’s proprietary NP Soft Switch IP telephone system enables users to access Voice over the Internet Protocol (VoIP) services allowing customers to use the system to make telephone calls to anyone in the world at a much lower cost than standard telephone rates.

China Tie Tong is one of the six largest basic telecom operators in China.  The company, which has 31 provincial branches and 316 municipal branches and employs approximately 72,000 people.  Its high-speed backbone optical transmission network consists of five fiber loops covering most of the cities in China’s 31 provinces and a distance of 52,000 kilometers.  During the period of 2001 to 2005 annual revenues have grown by 30 percent while fixed-line subscribers increased from 1.35 million to 16.4 million. By the end of 2005 the company had 2 million Internet subscribers and assets of 53.3 billion RMB. (For more information go to www.chinatietong.com)

About China VoIP & Digital Telecom Inc.

China VoIP & Digital Telecom Inc. offers Voice over the Internet Protocol service in the People’s Republic of China through its wholly owned subsidiary Jinan Yinquan Technology Co. Ltd.  Through Jinan Yinquan, China VoIP is well positioned to take full advantage of the tremendous economic growth currently being experienced in China.  The Company is currently marketing its NP Soft Switch system in China and is currently in the testing stage of other Information Technology products.  The Company currently has 30 employees and is located in the Shandong Province, People’s Republic of China.

More information can be found at www.chinavoip-telecom.com.

Notice Regarding Forward Looking Statements

Statements regarding the Company's business which are not historical facts are “forward-looking statements” that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Forward looking statements in this press release include that our VoIP call center solution will not only reduce costs but provide much greater function capacity; that the strong functions and advanced technology of our system enables businesses to lower to cost of establishing a call center while greatly increasing its working efficiency and enlarging the business scale for the enterprise; and that the Company’s proprietary NP Soft Switch IP telephone system enables users to access Voice over the Internet Protocol (VoIP) services allowing customers to use the system to make telephone calls to anyone in the world at a much lower cost than standard telephone rates.  Actual results may differ materially from those currently anticipated due to a number of factors as we may find that our products must compete with cheaper or better products; we may not be able to retain key employees; a bigger market may not develop for our products and we may not be able to continue to attract new customers; we may face litigation if our technology fails to work when required; our intellectual property may be attacked and defeated in court proceedings; our patent filings may be rejected by the patent offices; other companies may discover and develop better or cheaper technologies that would render our products obsolete; we may not have sufficient funding to further develop and/or market our technology; and we may face regulatory issues in trying to expand throughout China. There are also country risks associated with investing in China, including currency fluctuation, repatriation of capital, and potential regulatory hurdles. Readers are directed to the China VoIP & Digital Telecom Inc. reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its 8-K filed November 13, 2006 under our prior name Crawford Lake Mining Inc. which outlined the company’s current business for further information and factors that may affect China VoIP &

Digital Telecom Inc.’s business and results of operations as well as the Company’s form 10-QSB filed on December 15, 2006. China VoIP & Digital Telecom Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

Peter Nasca

Peter Nasca Associates, Inc.

954-473-0677

pnasca@pnapr.com